EXHIBIT 99.1
(NYSE Amex: GTA)

AT THE COMPANY
Michael C. Pearce
Chief Executive Officer
(843) 720-1515

FOR IMMEDIATE RELEASE
March 8, 2010

GOLF TRUST STOCKHOLDERS APPROVE PERNIX MERGER

Renamed Company To Trade On NYSE Amex Under Symbol "PTX"

CHARLESTON, SC, March 8, 2010 -- Golf Trust of America, Inc. ("GTA") (NYSE Amex: GTA) announced that GTA's stockholders voted to approve the four proposals that were conditions to closing the previously-announced merger between GTA and Pernix Therapeutics, Inc. (“Pernix”) at a Special Meeting of Stockholders held earlier today. Holders of approximately 78.2% of Golf Trust outstanding common shares voted in favor of the proposal to issue the merger shares, or 99.2% of total shares voted. The combined company will be renamed Pernix Therapeutics Holdings, Inc. We currently anticipate the merger will close on March 9, 2010 and that trading will commence on the NYSE Amex under the symbol "PTX" on March 10, 2010.

Additionally, stockholders voted to approve an amendment to the Articles of Incorporation of GTA to enable the board of directors to effect reverse stock splits without stockholder approval to the full extent permitted by law. Holders of approximately 78.1% of GTA's outstanding common shares voted in favor of the amendment, or 99.1% of total shares voted. The board of directors has subsequently authorized a reverse split of our common stock on the basis of one GTA share for each two GTA shares outstanding prior to the reverse stock split, and this action will become effective when the merger closes.

GTA stockholders also voted to approve GTA's proposed 2009 Stock Incentive Plan. Holders of approximately 70.9% of GTA's outstanding common shares voted in favor of the proposal, or 89.9% of total shares voted.

As a sufficient number of votes were cast in favor of the merger related proposals, no further solicitation of proxies is required.

"We are gratified by the overwhelming shareholder support for a GTA-Pernix union," said Michael Pearce, Chief Executive Officer of GTA. "We believe that Pernix has a bright future as a fast-growing specialty pharmaceutical company with a debt-free balance sheet and attractive levels of historical profitability."

Cooper Collins, Chief Executive Officer of Pernix, added, "We are excited and confident as we enter the realm of publicly-traded companies. We welcome the GTA shareholders and look forward to introducing the Pernix track record of execution and opportunity to the investor community, beginning with our presentation to the 30th Annual Cowen and Company Health Care Conference at the Boston Copley Marriott on Wednesday, March 10th."

About Pernix Therapeutics, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on serving the needs of the pediatric marketplace. Commercially-proven branded product families include Brovex, Aldex, Pediatex, ReZyst, QuinZyme and Z-Cof. The company was originally founded in 1999 and is based in the Houston, TX metropolitan area. Additional information is available on the Pernix website at www.pernixtx.com.

About GTA

Golf Trust of America, Inc. was formerly a real estate investment trust. From May 22, 2001 to November 8, 2007, the Company was engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders. On November 8, 2007, the Company`s shareholders voted to exit its plan of liquidation and move forward as a going concern. Additional information, including an archive of all corporate press releases, is available on the Company`s website at www.golftrust.com.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made., including statements about the planned closing of the merger and future performance of the combined company after the merger closes. Although we are currently not aware of any issues that could prevent closing the merger, no assurances can be given regarding merger closing or the future performance of the combined company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.